EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS FIRST QUARTER RESULTS

Jacksonville, Fla. (May 6, 2008) — Regency Centers Corporation announced today financial and operating results for the quarter ended March 31, 2008.

Funds From Operations (FFO) for the first quarter was $61.2 million, or $0.87 per diluted share, compared to $79.1 million and $1.13 per diluted share for the same period in 2007. The change in FFO per share is primarily related to transaction profits of $2.6 million in the first quarter of 2008 compared with profits of $22.8 million in the first quarter of 2007. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter was $26.7 million, or $0.38 per diluted share, compared to $52.1 million and $0.75 per diluted share for the same period in 2007.

Portfolio Results

For the three months ended March 31, 2008, Regency’s results for wholly-owned properties and its pro-rata share of co-investment partnerships were as follows:

•	Same store net operating income (NOI) growth: 3.1%

•	Same store rental rate growth on a cash basis: 12.6%

•	Leasing transactions: 477 new and renewal lease transactions for a total of 1.7 million square feet

Acquisitions, Capital Recycling and Co-investment Partnerships

During the quarter Regency sold the residential portion of King Farm Village in Rockville, MD out of the CalSTRS co-investment partnership at a gross sales price of $9.5 million and a cap rate of 4.82%. During the quarter the Company sold five outparcels at a gross sales price of $28.8 million.

Development

During the quarter, the Company started two new development projects representing $29.4 million of estimated net costs after partner participation. These starts have an expected NOI yield of 9.10% on net development costs after partner participation. Regency’s shadow pipeline of potential future starts totals approximately $1.6 billion. As of March 31, 2008, the Company had 48 projects under development for an estimated total net investment at completion of $1.1 billion and an expected return of 8.88% on net development costs after partner participation. The in-process developments are 59% funded and 78% leased and committed, including tenant-owned GLA.

Capital Markets

During the quarter, Regency entered into a Credit Agreement for a new credit facility in the amount of $341,500,000 for a term of 36 months, with the ability to increase the facility to an amount not to exceed $400,000,000. The facility is composed of a term loan in the amount of $227,666,667 and a revolving credit facility in the amount of $113,833,333. The Company now has bank credit facilities that total $941.5 million.

The interest rate on the facility is equal to LIBOR plus a margin that is determined in accordance with the Company’s long-term unsecured debt ratings. At the time of the closing, the effective interest rate was LIBOR plus 105 basis points for the term loan portion and LIBOR plus 90 basis points for the revolving portion.

Dividend

On May 6, 2008, the Board of Directors declared a quarterly cash dividend of $0.725 per share, payable on June 4, 2008 to shareholders of record on May 21, 2008. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on June 30, 2008 to shareholders of record on June 2, 2008; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on June 30, 2008 to shareholders of record on June 2, 2008; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on June 30, 2008 to shareholders of record on June 2, 2008.

Conference Call

In conjunction with Regency’s first quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Wednesday, May 7 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its first quarter 2008 supplemental information package that may help investors estimate earnings for 2008. A copy of the Company’s first quarter 2008 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended March 31, 2008. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income to Funds From Operations – Actual Results

For the Periods Ended March 31, 2008 and 2007	Three Months Ended
	2008	2007
Net income for common stockholders	$26,719,500	$52,069,200
Adjustments to reconcile to Funds from Operations:
Depreciation expense – consolidated properties	21,388,427	18,058,518
Depreciation and amortization expense – uncons properties	10,855,658	10,669,368
Consolidated JV partners’ share of depreciation	(130,206)	(114,211)
Amortization of leasing commissions and intangibles	3,146,853	2,665,132
(Gain) loss on sale of operating properties, including JV’s	(1,006,427)	(4,760,237)
Minority interest of exchangeable partnership units	212,847	546,578

Funds From Operations	61,186,652	79,134,348

Dilutive effect of share-based awards	(422,267)	(289,402)

Funds From Operations for calculating Diluted FFO per Share	$60,764,385	$78,844,946

Weighted Average Shares For Diluted FFO per Share	69,882,356	69,695,207

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At March 31, 2008, the Company owned 450 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 60 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 189 shopping centers, including those currently in-process, representing an investment at completion of nearly $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.